Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Media Relations	CarolAnn Hibbard, 508.661.2264, news@ameresco.com
	Investor Relations	Suzanne Messere, 508.598.3044, ir@ameresco.com
Sustainability Leader Jennifer Miller Joins Ameresco Board of Directors

FRAMINGHAM, MA - February 13, 2015 - Ameresco, Inc. (NYSE: AMRC), a leading energy efficiency and renewable energy company, announced today that Jennifer L. Miller was elected to serve on Ameresco’s Board of Directors.

Ms. Miller is Executive Vice President Coated Business and Chief Sustainability Officer for Sappi North America, a leading producer and supplier of coated fine paper, pulp and release paper. She is responsible for managing marketing, product management, operations planning, logistics, and customer service for the billion dollar coated business. As Chief Sustainability Officer for Sappi’s entire North American region, a position she has held since 2010, she is accountable for establishing annual and five year goals, reporting progress, and managing customer and vendor initiatives. Ms. Miller joined Sappi in 1996 as Vice President and General Counsel and since that time, has held several leadership positions, most recently as Executive Vice President of Strategic Marketing. Ms. Miller also is a member of Sappi Fine Paper North America's Board of Directors.

“We are very excited to have Jennifer join our Board,” said George P. Sakellaris, President and CEO, Ameresco. “She brings extensive sustainability expertise and a deep understanding of industrial customer behavior that will be very valuable to Ameresco as we reinforce our commitment to our own sustainability initiatives and position ourselves to create even greater long-term value for our customers.”

“I have long admired Ameresco for its innovation and industry leadership in energy efficiency, renewable energy and sustainability initiatives,” said Miller. “I am honored to join Ameresco’s Board of Directors and I look forward to working with the team and leveraging my background to make a valuable impact.”

Previous to Sappi, Ms. Miller spent 15 years with Boston Gas Company, now a part of National Grid. At Boston Gas, she served as Vice President, General Counsel and Corporate Secretary; Assistant Counsel, Regulatory Affairs; and Counsel. Her responsibilities included all legal and regulatory functions for the $700 million natural gas distribution company.

She also serves as a member of the Paper and Packaging Board, which is nominated by industry and appointed by the Secretary of Architecture; on the Advisory Board, Board of Overseers for WGBH Boston; and a member of the Board of Directors of Eliot Community Human Services, a private non-profit providing human services throughout the Commonwealth.

About Ameresco
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for facilities throughout North America. Ameresco’s services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with federal, state and local governments, health care and educational institutions, housing authorities and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco provides local expertise through its 69 offices in 34 states, five Canadian provinces and the United Kingdom. Ameresco has more than 1000 employees. For more information, visit http://www.ameresco.com/.

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